June 7, 2021

First Trust Exchange-Traded Fund II

120 East Liberty Drive

Wheaton, Illinois 60187

Re: 12b-1 Plan Extension Letter for First Trust Exchange-Traded Fund II (the “Trust”)

Ladies and Gentlemen:

It is hereby acknowledged that First Trust Portfolios L.P. serves as the distributor of the shares of each series of the Trust. The Trust is an open-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), comprised of various exchange-traded funds (each, a “Fund,” and, collectively, the “Funds”) set forth on Exhibit A attached hereto, which may be amended from time to time.

It is further acknowledged that the Trust has adopted a Distribution and Service Plan (the “Plan”) pursuant to Rule l2b-1 under the 1940 Act with respect to the shares of beneficial interest (“Shares”) of the Funds. Pursuant to the Plan, each Fund may bear a fee not to exceed 0.25% per annum of such Fund’s average daily net assets.

The purpose of this letter agreement is to agree and acknowledge that the Funds shall not pay, and we shall not collect, any fees pursuant to the Plan any time before the date set forth on Exhibit A attached hereto for each fund.

Very Truly Yours,

First Trust Portfolios L.P.

  /s/ James M Dykas

James M. Dykas
Chief Financial Officer

Agreed and Acknowledged:

First Trust Exchange-Traded Fund II

  /s/ Donald Swade

Name: Donald Swade

Title: Treasurer

Exhibit A

FIRST TRUST EXCHANGE-TRADED FUND II

Funds	Date
First Trust STOXX® European Select Dividend Index Fund	January 31, 2023
First Trust FTSE EPRA/NAREIT Developed Markets Real Estate Index Fund	January 31, 2023
First Trust Dow Jones Global Select Dividend Index Fund	January 31, 2023
First Trust Global Wind Energy ETF	January 31, 2023
First Trust Global Engineering and Construction ETF	January 31, 2023
First Trust NASDAQ® Clean Edge® Smart Grid Infrastructure Index Fund	January 31, 2023
First Trust Indxx Global Natural Resources Income ETF	January 31, 2023
First Trust Indxx Global Agriculture ETF	January 31, 2023
First Trust BICK Index Fund	January 31, 2023
First Trust Indxx NextG ETF	January 31, 2023
First Trust NASDAQ Global Auto Index Fund	January 31, 2023
First Trust Cloud Computing ETF	January 31, 2023
First Trust International IPO ETF	January 31, 2023
First Trust Nasdaq Cybersecurity ETF	January 31, 2023
First Trust IPOX Europe Equity Opportunities ETF	January 31, 2023
First Trust Dow Jones International Internet ETF	January 31, 2023